AMENDMENT

TO

SUB-ADVISORY

AGREEMENT

THIS AMENDMENT NO. 2 dated as of January 20, 2023 to the Sub-Advisory Agreement dated as of Feb. 25, 2019 (the "Agreement") is made by and between the Timothy Partners, Ltd., a Florida Limited Partnership ("Advisor"), and Victory Capital Management Inc., a New York corporation ("Sub- Advisor"). Capitalized terms not otherwise defined herein are to be ascribed the meaning set forth in the Agreement

WITNESSETH:

WHEREAS, the Advisor and the Sub-Advisor entered into the Agreement for investment advisory services to the funds set forth on Schedule "A" of the Agreement, as amended;

WHEREAS, the Advisor and the Sub-Advisor desire to amend the Agreement to reflect the addition a new exchange-traded fund (the "Fund"); and

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby supplemented by adding the new Fund effective January 23, 2023.

2.	Other Provisions. Except as amended hereby, the parties acknowledge that all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to the Agreement to be executed as of the date first above written.

VICTORY CAPITAL MANAGEMENT INC.	TIMOTHY PARTNERS, LTD

By:	By:

Name: Michael D. Policarpo	Name: Art Ally
Title: President, CFO and CAO	Title: President

Schedule A

(as supplemented effective January 23, 2023)

Sub-Advisory Fee Schedule

Timothy Plan Market Neutral Income ETF (TPMN)

The Sub-Advisory Fee for the two Funds listed above shall be:

1.	For the first 6 months following the launch of the Fund commencing, or until the fund reaches $75 million in aggregate assets, a fee of 0.18% will be assessed.

2.	Thereafter, the management fee payable by the Advisor to the Sub-Advisory under the Sub- Advisory Agreement shall be 0.30% assessed on the first $75 million in aggregate assets invested in the Fund. A fee of 0.25% will be assessed on the Funds’ aggregate assets between $75 million and $100 million. A fee of 0.20% will be assessed on the Funds’ aggregate assets above $100 million.